PENRIL DATACOMM NETWORKS, INC. REPORTS
         THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

     Gaithersburg, MD, June 14, 1996 -- Penril DataComm Networks,
Inc. (Nasdaq:PNRL) today announced financial results for the third quarter and nine months ended April 30, 1996.

     Total revenues for the third quarter of fiscal 1996 increased to $10.5 million from fiscal second quarter revenues of $9.6 million. The increase was driven by 15% sales growth over the Penril Datability Division over the fiscal second quarter. The Penril Datability Division includes the Company's recently introduced
Access Beyond (TM) family of products, a new-generation solution for the remote access market.

     For the third quarter of fiscal 1996, Penril reported a net loss from continuing operations of ($3.1 million), or ($0.31)per share. In the fiscal 1996 second quarter, Penril incurred a net loss from continuing operation of ($3.9 million), or ($.042) per share. The Company reported a net loss from continuing operations of ($1.2 million), or ($0.15)per share, in the third quarter of fiscal 1995.

     According to Ronald Howard, Resident, Penril Datability Division and Executive Vice President of the Company, "Our third quarter sales figures represent a reversal of the downward trend experienced for almost a year. We are particularly encouraged by the solid quarter-to-quarter growth in the Penril Datability Division, which reflects the initial success with Access Beyond's new product introductions. We expect this trend will continue to build as we move forward."

     For the first nine months of fiscal 1996, the Company reported total revenues of $31.1 million, compared to $42.9 million in the corresponding period last year. Penril reported a net loss from continuing operations of ($8.6 million), or ($0.96)per share, for the fiscal 1996 nine month period vs. net loss from continuing operations of ($2.6 million), or ($0.34)per share, last year.

     Penril DataComm Networks, Inc. is a provider of advanced modem, WAN and internetworking products via reseller and OEM channels. The Company's new Access Beyond product line represents a new generation of saleable, modular, cost-effective remote access connectivity products that combine advanced modem, ISDN, remote access internetworking and terminal connectivity capabilities within a single cost-effective family of remote access solutions.